Exhibit 23.7

                         Consent of Dorsey & Whitney LLP


         We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-42144) and related Prospectus of Maverick Tube Corporation for the registration of 16,463,302 shares of its common stock of the references to our firm and to our firm's opinion regarding certain tax considerations in Maverick Tube Corporation's proxy statement on Schedule 14A, filed August 11, 2000 with the Securities and Exchange Commission and attached as an exhibit to Maverick Tube Corporation's Form 8-K dated August 30, 2000. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.



/s/ Dorsey & Whitney LLP

August 30, 2000
Seattle, Washington

                                      E-9